Exhibit 10.08

PAYROLL DATA CHANGE
ADDITIONAL TERMS

Change for Employee/Consultant- Name:	Charles F. Volk, Jr.

Change Effective as of (Date):	April 26, 2012

The parties below agree that the Employment Agreement dated April 1, 2010 between Employee and Worthington Energy, Inc., formerly known as Paxton Energy, Inc., is amended as follows:

1.      Title under paragraph A will be Changed to just Chairman of the Board of Directors.

2.      Base salary under paragraph 4 A is changed to include-Base Salary increase: When production reached 500 BOEPD equivalent, salary to be increased to $25,000 per month. When production reaches 2,000 BOEPD equivalent, salary to be increased to $35,000 per month. When production reached 4,000 BOEPD equivalent, salary to be increased to $45,000 per month. BOEPD increases triggered after 30 day BOEPD.

3.      Under paragraph 4 the following items are added:

 Health Insurance. Employee will be entitled to Health Insurance through Healthnet or other carrier.

 Car Lease, on reaching 500 BOEPD employee will be entitled to Jaguar XJ Special Lease Offer, $799 per month,36 month, $4,995 +tax (or other Jaguar Lease special).

4.      Term is extended to December 31, 2013.

In all other respects, the terms of the Option Agreement are ratified and confirmed.

EMPLOYEE:	COMPANY:

Worthington Energy, Inc.
f/k/a Paxton Energy, Inc.
a Nevada corporation

/s/ CHARLES F. VOLK, JR.	/s/ ANTHONY MASON
Charles F. Volk, Jr.	By: Anthony Mason
Title: Chief Executive Officer